Exhibit 10.5

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in this agreement or the related filing. Certain personally identifiable or other private information has also been omitted from the filed version of this agreement. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

PSA SIDE LETTER AGREEMENT

This PSA SIDE LETTER AGREEMENT (this “Side Letter Agreement”) is made as of May 1, 2026, by and between SSL INVESTMENT PARTNERS, L.P., a Delaware limited partnership (“SSL”) and XRN ALEXANDRIA II LLC, a Delaware limited liability company (“Purchaser”). SSL and Purchaser are each a “Party” and are collectively the “Parties”.

R E C I T A L S:

A.Silverstone Alexandria, LP, a Delaware limited partnership (“PropCo Seller”), Silverstone Alexandria Owner, LLC, a Delaware limited liability company (“OpCo Seller”, and collectively with PropCo Seller, “Sellers”), and Purchaser are parties to that certain Purchase and Sale Agreement executed concurrently herewith (as amended, the “Agreement”), in connection with the sale of certain property located at 2620 Main Line Boulevard, Alexandria, VA 22301, commonly referred to as The Landing Alexandria (the “Facility”).

B.In addition to the representations and warranties of Sellers included in Section 5.1 of the Agreement, which shall be governed in accordance with the terms and conditions of the Agreement, Purchaser desires SSL to make certain additional representations and warranties regarding the Property, all of which shall be governed in accordance with the terms and conditions of this Side Letter Agreement.

C.NOW, THEREFORE, the Parties agree hereto, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows.

AGREEMENT:

1.SSL’s Representations and Warranties. In connection with the sale of the Property to Purchaser by Sellers pursuant to the Agreement, SSL represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

a.

Licenses. To SSL’s Knowledge, all permits, licenses, certifications, enrollments, accreditations, exemptions, variances and other authorizations issued to Sellers in connection with the ownership, maintenance and operation of the Facility (the “Licenses”) are valid, effective, and in good standing, and to SSL’s Knowledge, Sellers and Manager have not received written notice that Sellers or the Facility are in violation of any restriction or other applicable laws in connection with the Licenses.  Sellers are the

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holders of all of the Licenses and there is no other person or entity who operates, manages or leases the Facility, other than (i) Manager, and (ii) residents pursuant to Residential Agreements.

b.

Contracts. To SSL’s Knowledge, Sellers have provided or will provide to Purchaser copies of all material, outstanding written contracts, leases (including for machinery, equipment or tangible personal property), or other agreements relating to the Property, excluding only the Residential Agreements (such contracts and agreements expressly excluding the Residential Agreements, collectively, the “Contracts”). To SSL’s Knowledge, Sellers have not received or sent written notice of any default under the terms of any Contracts, and each Contract is in full force and effect and is valid and enforceable by Sellers in accordance with its terms.

c.

Residential Agreements. Included on Schedule 1.c. is the rent roll dated as of May 1, 2026 for the Facility, setting forth, to SSL’s Knowledge, the names of residents pursuant to all Residential Agreements in effect as the date of such rent roll, the unit occupied by such resident, the current amounts payable under such Residential Agreements, and any outstanding or unapplied free rent or other concessions, and other relevant information. Copies of all Residential Agreements are located at the Facility and access to the Residential Agreements has been provided by Sellers to Purchaser as part of Purchaser’s due diligence review.  SSL shall deliver to Purchaser an updated, certified Schedule 1.c. at Closing, which shall be dated not more than five (5) business days prior to the Closing.

d.	Title to Property and Related Matters.
i.

To SSL’s Knowledge, Sellers have received no written notice of any, and to SSL’s Knowledge there are no, pending rezoning or other pending land use actions affecting the Property. To SSL’s Knowledge, Sellers have received no written notice of any, and to SSL’s Knowledge there are no, threatened or contemplated rezoning or other land use actions affecting or which will affect the Property.

ii.

To SSL’s Knowledge, Sellers have not received written notice of any, and to SSL’s Knowledge, there are no condemnation or eminent domain proceedings pending or threatened against the Sellers, the Property or any part thereof.

iii.

To SSL’s Knowledge, Sellers have not granted any outstanding options or rights of first refusal to purchase the Property or any portion thereof or interest therein, other than the options to purchase running in favor of Sellers, if any, set forth in the Contracts.

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e.

Patriot Act.  Sellers are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”).  Neither Sellers nor, to SSL’s Knowledge, any of its affiliates (a) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (b) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

f.

Financial Statements.  Sellers have delivered to Purchaser copies of the financial statements listed on Schedule 1.f. attached hereto (collectively, the “Financial Statements”).  The Financial Statements are true, complete and accurate in all respects, present fairly and accurately the financial position of Sellers and the operation of the Facility as at such dates and the results of its operations and earnings for the periods indicated thereon, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

g.

No Litigation.  Except as set forth on Schedule 1.g., to SSL’s Knowledge, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or threatened in writing against or relating to Sellers, Manager with respect to Manager’s management of the Facility, or the Property, and to SSL’s Knowledge, there are none pending in state courts, or in any federal courts, or pending in other jurisdictions or threatened, at law or in equity, by or before any federal, state or municipal court or other Governmental Authorities

h.	Employee and Labor Relations. All personnel engaged in operating the Facility are employees of Manager and, to SSL’s Knowledge, are employees-at-will. Sellers have no employees.
i.

Diligence.  Sellers have delivered or will deliver to Purchaser true, complete and accurate copies of the information and material referenced in Schedule 1.i.,.  Nothing contained in the Agreement, the Exhibits attached thereto or

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the information and material delivered or to be delivered to Purchaser pursuant to the terms of the Agreement or this Side Letter Agreement, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  Sellers have not received any written notice of any fact which would materially adversely affect the Facility or the operation thereof which is not set forth in the Agreement, the exhibits thereto, or has not otherwise been disclosed to Purchaser in writing.

2.Knowledge Parties. As used in this Side Letter Agreement, the term “SSL’s Knowledge” or “Knowledge of SSL” means and is limited to the current actual knowledge of Robert H. Zeiller and Matt Aubé, the Chief Executive Officer and Managing Director and Chief Financial Officer, respectively, of SSL (collectively, the “SSL Knowledge Parties”), without any duty of inquiry or investigation; provided that so qualifying SSL’s Knowledge shall in no event give rise to any personal liability on the part of the SSL Knowledge Parties or any other officer or employee of SSL or Manager on account of any breach of any representation or warranty made by SSL herein. SSL’s Knowledge or the Knowledge of SSL expressly excludes constructive knowledge, imputed knowledge, or knowledge SSL or such persons do not have but could have obtained through further investigation or inquiry beyond what is required as set forth herein. No broker, agent or party other than SSL is authorized to make any representation or warranty for or on behalf of SSL.

3.Changes in SSL’s Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, SSL shall give Purchaser prompt written notice of any event, change or occurrence on or after the Effective Date that would make any representation or warranty of SSL in Section 1 of this Side Letter Agreement inaccurate or materially incorrect as of the time of such event, change or occurrence or will prevent SSL from making the same representations and warranties as set forth herein on and as of the Closing Date (other than representations and warranties that speak as of another stated date) (a “SSL Update Notice”).  If the SSL Update Notice discloses a misrepresentation which would adversely affect Sellers’ ability to consummate the transaction or Purchaser’s title to or operation of the Facility after Closing, then Purchaser shall have the right to either (i) terminate the Agreement within five (5) Business Days after receipt of the SSL Update Notice and receive an immediate refund of the Deposit, or (ii) elect not to terminate the Agreement, in which event the applicable representations and warranties in Section 1 of this Side Letter Agreement shall be deemed to be updated to reflect the information contained in the SSL Update Notice and SSL and Sellers shall not have any liability for breach of such representations and warranties. If Purchaser does not terminate the Agreement within the time period set forth above, Purchaser shall be deemed to have elected option (i) above.

4.Survival Period. All of the representations and warranties of the parties contained in Section 1 of this Side Letter Agreement shall survive the Closing and continue in full force and effect for a period of 12 months after the Closing Date (the “Survival Period”).  The period after the Closing Date during which a claim for indemnification under Section 5 of this Side Letter Agreement may be asserted by Purchaser Indemnified Parties shall commence on the Closing Date and terminate at the expiration of the Survival Period. This Section 4 shall survive the Closing

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Date. Notwithstanding the foregoing, prior to the close of business on the last day of the Survival Period, if SSL shall have been properly notified of a claim for indemnity and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

5.Limitations on SSL’s Representations and Warranties. If Closing occurs under the Agreement, SSL shall indemnify, protect, defend, exculpate and hold Purchaser, its permitted assigns under Section 12.4 of the Agreement (“Purchaser’s Permitted Assignees”) and each of its partners, directors, members, shareholders, officers, employees and agents (collectively, “Purchaser Indemnified Parties”) harmless from and against, and agree promptly to defend Purchaser Indemnified Parties from and reimburse Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations, penalties, interest and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys’ fees and other legal costs and expenses) (collectively, “Purchaser Indemnified Losses”) which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with any breach, inaccuracy, misrepresentation or omission in any of the representations or warranties made by SSL in Section 1 of this Side Letter Agreement. SSL shall be liable for Purchaser Indemnified Losses pursuant to this Section 5 only if the aggregate amount of such Purchaser Indemnified Losses exceeds the amount of Fifty Thousand and No/100 Dollars ($50,000.00) (the “Basket”), in which case SSL shall be responsible for the full amount of any such Purchaser Indemnified Losses, up to an aggregate cap of One Hundred Ninety-Five Thousand and No/100 Dollars ($195,000.00) (the “Cap”), provided, however, the foregoing Basket and Cap shall not apply to fraud or any intentional or willful misrepresentation.  Nothing set forth in this Section 5 or elsewhere in this Side Letter Agreement or in any instrument, certificate, affidavit or Closing document shall limit, affect or circumvent the provisions of Section 1.2 (As Is) of the Agreement. Purchaser’s sole post-Closing remedy against SSL under this Side Letter Agreement shall be as set forth under the terms of this Section 5 and all SSL liability under this Side Letter Agreement shall be subject to the Cap.  Claims for Purchaser Indemnified Losses by Purchaser Indemnified Parties may only be brought by such Purchaser Indemnified Party if Purchaser (or Purchaser’s Permitted Assignees, if applicable) joins in making such claim, it being the parties’ intent that Purchaser Indemnified Parties other than Purchaser (or Purchaser’s Permitted Assignees, if applicable) not have a separate and independent right to assert an indemnification claim pursuant to this Agreement unless Purchaser (or Purchaser’s Permitted Assignees, if applicable) joins in making such claim. The provisions of this Section shall survive Closing or any termination of this Side Letter Agreement.

6.Limitation on Liability. Purchaser hereby acknowledges and agrees that Sellers shall have no liability in connection with any breach of this Side Letter Agreement, and any such claims brought by the Purchaser Indemnified Parties in connection with the terms and conditions of this Side Letter Agreement shall be limited to SSL. Purchaser further acknowledges and agrees that in no event shall any partner, member, manager, shareholder, or officer of SSL ever be liable to Purchaser as a result of a breach of this Side Letter Agreement, and Purchaser agrees to look solely to SSL for satisfaction of any claim, loss or damage.  The provisions of this Section shall survive Closing or any termination of this Side Letter Agreement.

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7.Notices. Any notice required or under this Side Letter Agreement shall be given in accordance with the terms and conditions of Section 8 of the Agreement, provided, however, any notice to SSL shall be given to the following parties:

If to SSL:	SSL INVESTMENT PARTNERS, L.P. 3710 Rawlins Street, Suite 800 Dallas, Texas 75219 Attention: Matt Aubé E-mail: ***** And Attention: Robert H. Zeiller E-mail: ******
With a copy to:	Jackson Walker LLP 2323 Ross Avenue, Suite 600 Dallas, Texas 75201 Attention: Meredith Brewster E-mail: ****** And Attention: Kim Trapani E-mail: *****

8.Attorneys’ Fees.  In the event of any litigation arising out of this Side Letter Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs (which shall not be subject to the Cap).

9.Jury Waiver.  PURCHASER AND SSL DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS SIDE LETTER AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS SIDE LETTER AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS SIDE LETTER AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS SIDE LETTER AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR SSL TO ENTER INTO AND ACCEPT THIS SIDE LETTER AGREEMENT AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THE AGREEMENT.

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10.Applicable Law; Venue.  THIS SIDE LETTER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SIDE LETTER AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES.  THIS SIDE LETTER AGREEMENT IS PERFORMABLE IN AND EXCLUSIVE VENUE FOR ANY ACTION BROUGHT WITH RESPECT HERETO SHALL LIE IN THE STATE COURT FOR THE COUNTY IN WHICH THE LAND IS LOCATED, OR, IF APPLICABLE, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT IN WHICH THE LAND IS LOCATED, WITHOUT REGARD TO CONFLICTS IN LAW.

11.Miscellaneous.

a.

SSL and Purchaser hereby covenant each for itself, that such individual signing on behalf of each such party has the full right, power and authority to enter into this Side Letter Agreement upon the terms and conditions herein set forth.

b.

For the convenience of the Parties, this Side Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Side Letter Agreement to physically form one document.  Email transmissions of any executed original and/or retransmission of any email transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any Party hereto, the other Parties hereto shall confirm facsimile or email transmissions by executing duplicate original documents and delivering the same to the requesting Party or Parties.

c.	The agreements set forth in this Side Letter Agreement may be modified or waived only by a separate writing signed by the Parties.
d.

It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

e.

If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision

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that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

f.	Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them under the Agreement, as applicable.
g.	Time is of the essence in this Side Letter Agreement.
h.	This Side Letter Agreement shall be binding upon and inure to the benefit of the Parties as well as their respective successors and permitted assigns.
i.	Purchaser and SSL agree not to record this Side Letter Agreement or any memorandum hereof. The terms of this Section shall survive any termination of this Side Letter Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have executed this Side Letter Agreement as of the date set forth above.

SSL:
SSL INVESTMENT PARTNERS, L.P.,
a Delaware limited partnership

By:	/s/ Matt Aube
Name:	Matt Aube
Title:	CFO

PURCHASER:

XRN ALEXANDRIA II LLC,
a Delaware limited liability company

By:	/s/ Mark Decker, Jr.
Name:	Mark Decker, Jr.
Title:	Authorized Representative

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SCHEDULE 1.c.

RENT ROLL DATED AS OF MAY 1, 2026

Attached.

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SCHEDULE 1.f.

FINANCIAL STATEMENTS

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SCHEDULE 1.g.

LITIGATION

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SCHEDULE 1.i.

DUE DILIGENCE DOCUMENTS

PSA Side Letter Agreement - Signature Page

The Landing Alexandria